CounterPath Closes
Private Placements

VANCOUVER, CANADA – October 29, 2010 – CounterPath Corporation (TSX-V: CCV; OTCBB: CPAH), a leading provider of desktop and mobile VoIP software products and solutions, today announced that it has closed on two previously announced private placements raising a total of $1,464,800 (CDN$1,500,000).  Under the first private placement announced on July 30, 2010, the Company closed on the second tranche issuing $490,750 (CDN$500,000) of convertible debentures on October 29, 2010. The total of $974,050 (CDN$1,000,000) debentures raised under this first private placement may be converted at any time, prior to maturity on July 30, 2012, into shares of the Company’s common stock at a conversion price of $1.00 per share subject to certain conditions. The convertible debentures are unsecured obligations of the Company and carry an interest rate equal to the Prime Bank Rate as quoted by the Bank of Montreal, payable monthly.

Under the second private placement announced on October 21, 2010, the Company issued $490,750 (CDN$500,000) of convertible debentures on October 29, 2010.  The debentures may be converted at any time, prior to maturity on July 30, 2012, into shares of the Company’s common stock at a conversion price of $1.37 per share subject to certain conditions.  The convertible debentures are unsecured obligations of the Company and carry an interest rate equal to the Prime Bank Rate as quoted by the Bank of Montreal, payable monthly.

Insiders subscribed for greater than 25% of the private placements.

The gross proceeds of the offerings will be used to fund the operations of the CounterPath. The closing of the offering is subject to certain conditions, including regulatory approval.

The securities offered will not be registered under the United States Securities Act of 1933 (the “Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

Disclaimer: Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact:

David Karp
Chief Financial Officer
CounterPath Corporation
(604) 320-3344 ext 1114